STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 26, 2010

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 26, 2010, LVII 2010-R1, a newly created Delaware statutory trust (the “Trust”) of a subsidiary of Impac Mortgage Holdings, Inc. (the “Company”), borrowed $8.0 million using seven of the Company’s subordinate residuals to pay off the balance owed to its last remaining warehouse bank from 2007.  The pay off resulted in the full satisfaction of the Credit Agreement entered into by the Company on October 30, 2009 at a discount to the approximately $6.6 million outstanding balance.  This also results in the termination of all covenants, conditions and restrictions associated with that agreement.

The $8.0 million debt is evidenced by an Indenture with Deutsche Bank National Trust Company, as trustee.  The debt bears interest at a fixed rate of 10% per annum and is amortized in equal principal payments over 11 months and any distributions from the underlying residuals will be used to make the monthly payments. The $8.0 million borrowing was recorded as a financing on the Company’s financial statements.

Item 1.02 Termination of a Material Definitive Agreement.

On November 26, 2010, in connection with the new $8.0 million borrowing, the Company paid in full a discounted principal balance with accrued interest outstanding under, and terminated, the Credit Agreement with UBS Real Estate Securities, Inc. dated as of October 30, 2009 and the related term notes, which is further described above in Item 1.01 of this Form 8-K and which description is incorporated by reference herein

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 26, 2010, the Company through the Trust borrowed an aggregate discounted principal amount of $8.0 million, the terms of which are described above in Item 1.01 of this Form 8-K and which description is incorporated by reference herein.

Item 9.01               Financial Statement and Exhibits.

Exhibit Number	Description

99.1	Press Release dated December 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: December 1, 2010

	By:	/s/ Ronald M. Morrison
	Name:	Ronald M. Morrison
	Title:	Executive Vice President and General Counsel

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated December 1, 2010